Exhibit 10.17

Summary of Quad/Graphics, Inc.

Board of Directors Compensation

Annual Retainer	$35,000
Committee chairman – additional retainer	5,000
Board meeting fee	1,500
Committee meeting fee	1,000

Option to purchase 2,500 shares per year, at $10 discount to appraised value for minority interest, vesting ratably over three years.